Callaway Golf Company Announces Third Quarter 2017 Financial Results Including A 30% Increase In Net Sales; Callaway Increases Full Year Net Sales And Earnings Guidance

- Third quarter 2017 net sales of $244 million, a 30% increase compared to the third quarter of 2016.

- Third quarter 2017 operating income of $6 million, an $11 million increase compared to a ($5) million operating loss in the third quarter of 2016.

- Third quarter 2017 diluted earnings per share of $0.03 compared to a diluted loss per share of ($0.06) for the third quarter of 2016.

- Full year 2017 net sales guidance increased to $1,030 - $1,040 million (which includes an estimated $15-$20 million of TravisMathew sales), compared to prior guidance of $980 - $995 million (which did not include any sales for TravisMathew).

- Full year 2017 non-GAAP earnings per share guidance increased to $0.47 - $0.51 (which includes an estimated $0.01 loss per share from TravisMathew), compared to prior guidance of $0.40 - $0.45 (which did not include TravisMathew). The non-GAAP guidance excludes approximately $12 million ($0.08 per share) of OGIO and TravisMathew non-recurring deal-related expenses.

CARLSBAD, Calif., Oct. 25, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today its third quarter 2017 financial results and increased its full year 2017 net sales and earnings guidance.

In the third quarter of 2017, as compared to the same period in 2016, the Company's net sales increased $56 million (30%) to $244 million. This increase was led by increases in all operating segments, namely Golf Clubs (+ 21%), Golf Balls (+20%), and Gear, Accessories and Other (+72%) as well as increases in each reporting region, namely the United States (+33%), Europe (+23%), Japan (+28%), Rest of Asia (+28%), and other countries (+23%). The increase in the Golf Clubs and Golf Balls segments reflects the continued success of the Company's EPIC line of products as well as the Chrome Soft golf ball franchise. The increase in Gear, Accessories and Other primarily reflects the successful acquisitions of the OGIO and TravisMathew brands which were completed in 2017.

As a result of this significant increase in sales, as well as a 110 basis point improvement in gross margins, the Company recognized a significant improvement in profitability during the third quarter of 2017. Due to the seasonality of the Company's business, the Company often reports a loss for the third quarter. However, in the third quarter of 2017, the Company reported an $11 million increase in operating income to $6 million as compared to an operating loss of ($5) million in the third quarter of 2016. Furthermore, the Company's diluted earnings per share increased $0.09 to $0.03 for the third quarter of 2017 compared to a ($0.06) loss per share for the comparable period of 2016.

"Our third quarter results continue what has been a tremendous year for Callaway," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "On a year-to-date basis compared to the same period in 2016, our sales have increased $150 million (21%), our gross margins have increased 130 basis points, and our Adjusted EBITDA has increased 69%. Furthermore, our success over the last couple of years has allowed us to reinvest in our business, including investments in our golf ball plant, and in sales, marketing and research and development, and it has provided us with the wherewithal to acquire the OGIO and TravisMathew brands. We believe these investments and acquisitions will provide benefits for years to come."

"Looking forward, we are pleased that our year-to-date performance has allowed us to increase our full year sales and earnings guidance," continued Mr. Brewer. "We also continue to be cautiously optimistic about the golf industry overall, thanks to what we believe are improving fundamentals. Lastly, our brand momentum remains strong and we believe we are the #1 club and # 1 hard goods market share brand in every major region around the world."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-recurring items and on a more comparable tax basis as described below.

This non-GAAP information presents the Company's financial results for the third quarter and first nine months of 2017 excluding the non-recurring deal-related expenses for the OGIO and TravisMathew acquisitions.

Additionally, the first nine months presentation of non-GAAP results excludes from the 2016 results a gain of $18 million from the sale of a small portion of the Company's Topgolf investment. Lastly, because of the Company's prior deferred tax valuation allowance, the Company did not recognize U.S. income tax expense during the first nine months of 2016 and its income tax provision and after-tax income and earnings are therefore not calculated on the same basis as in the first nine months of 2017. In order to make 2016 more comparable to 2017 for evaluation purposes, the Company has also presented 2016 interim period results on a non-GAAP basis by applying an estimated income tax rate of 38.5%. Most of the valuation allowance was reversed in the fourth quarter of 2016. Excluding the reversal, the Company's full year 2016 effective tax rate was 41.1%. The Company also provided information concerning its earnings before interest, taxes, depreciation and amortization expense, the non-recurring OGIO and TravisMathew deal-related costs and the Topgolf gain ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Third Quarter 2017 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the third quarter of 2017 (in millions, except gross margin and EPS):

2017 RESULTS (GAAP)					NON-GAAP PRESENTATION
	Q3 2017	Q3 2016	Change		Q3 2017 non-GAAP	Q3 2016 non-GAAP	Change
Net Sales	$244	$188	$56		$244	$188	$56
Gross Profit Gross Margin	$105 43.1%	$79 42.0%	$26 110 b.p.		$106 43.4%	$79 42.0%	$27 140 b.p.
Operating Expenses	$99	$84	$15		$96	$84	$12
Operating Income/(Loss)	$6	($5)	$11		$9	($5)	$14
Income Tax Provision	$1	$1	$0		$3	($2)	$5
Net Income/(Loss)	$3	($6)	$9		$5	($3)	$8
Diluted EPS	$0.03	($0.06)	$0.09		$0.05	($0.03)	$0.08

			Q3 2017	Q3 2016	Change
		Adjusted EBITDA	$13	$0	$13

For the third quarter of 2017, the Company's net sales increased $56 million to $244 million compared to $188 million for the same period in 2016. The 30% increase in net sales is attributable to the strength of the Company's 2017 product line, including continued success of the current year EPIC driver and fairway woods, increased golf ball sales, and increased net sales of gear, accessories and other primarily as a result of the Company's recent acquisitions of OGIO and TravisMathew. For the fourth consecutive quarter, net sales increased in all major regions and reflected market share gains in those regions.

For the third quarter of 2017, the Company's gross margin was 43.1% compared to third quarter 2016 gross margin of 42.0%. The 110 basis point increase was primarily due to a favorable shift in product mix toward the higher margin EPIC woods and irons combined with overall higher average selling prices.

Operating expenses increased $15 million to $99 million in the third quarter of 2017 compared to $84 million for the same period in 2016. This increase is primarily due to the addition in 2017 of operating expenses from the consolidation of the OGIO and TravisMathew businesses, higher variable expense due to the increase in sales and $3 million in TravisMathew and OGIO non-recurring deal-related expenses.

Third quarter 2017 earnings per share was $0.03, compared to a loss per share of ($0.06) for the third quarter of 2016. On a non-GAAP basis, which excludes the impact of the non-recurring OGIO and TravisMathew deal-related expenses and applies an estimated tax rate of 38.5% to 2016 pre-tax income as discussed above, the Company would have reported earnings per share for the third quarter of 2017 of $0.05, compared to a loss per share of ($0.03) for the third quarter of 2016.

Summary of First Nine Months 2017 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first nine months of 2017 (in millions, except gross margin and EPS):

2017 RESULTS (GAAP)					NON-GAAP PRESENTATION
	Q3 YTD 2017	Q3 YTD 2016	Change		Q3 YTD 2017 non-GAAP	Q3 YTD 2016 non-GAAP	Change
Net Sales	$857	$707	$150		$857	$707	$150
Gross Profit Gross Margin	$401 46.8%	$322 45.5%	$79 130 b.p.		$402 46.9%	$322 45.5%	$80 140 b.p.
Operating Expenses	$301	$261	$40		$293	$261	$32
Operating Income	$99	$61	$38		$109	$61	$48
Income Tax Provision	$31	$5	$26		$34	$21	$13
Net Income	$60	$67	($7)		$67	$33	$34
Diluted EPS	$0.62	$0.70	($0.08)		$0.69	$0.34	$0.35

			Q3 YTD 2017	Q3 YTD 2016	Change
		Adjusted EBITDA	$115	$68	$47

For the first nine months of 2017, the Company's net sales increased $150 million to $857 million compared to $707 million for the same period in 2016. The 21% increase in net sales is attributable to the strength of the Company's 2017 product line, including continued success of the current year EPIC driver and fairway woods, increased golf ball sales, and increased gear, accessories and other primarily as a result of the Company's acquisitions of TravisMathew, OGIO and the Company's apparel joint venture in Japan which was formed in July 2016. In the first nine months of 2017, net sales increased in all major regions and reflected market share gains in those regions.

For the first nine months of 2017, the Company's gross margin increased to 46.8% compared to 45.5% for the same period in 2016. The 130 basis point increase was primarily due to a favorable shift in product mix toward the higher margin EPIC woods and irons combined with overall higher average selling prices, less discounting and lower promotional activity.

Operating expenses increased $40 million to $301 million in the first nine months of 2017 compared to $261 million for the same period in 2016. This increase is primarily due to the addition in 2017 of operating expenses from the Japan apparel joint venture (which was formed in July 2016), higher variable expense due to the increase in sales and the consolidation of the OGIO and TravisMathew businesses, as well as $10 million in TravisMathew and OGIO non-recurring deal-related expenses.

The first nine months 2017 earnings per share was $0.62, compared to $0.70 for the first nine months of 2016. The decrease on a GAAP basis was caused by the $10 million of TravisMathew and OGIO non-recurring deal-related expenses in the first nine months of 2017, the $18 million Topgolf gain in the second quarter of 2016 and the difference in effective tax rates as the Company did not recognize U.S income tax in the first nine months of 2016 due to the Company's prior valuation allowance. On a non-GAAP basis, which excludes the impact of the TravisMathew and OGIO non-recurring expenses, excludes the Topgolf gain and applies an estimated tax rate of 38.5% to 2016 pre-tax income as discussed above, the Company would have reported earnings per share for the first nine months of 2017 of $0.69, compared to earnings per share of $0.34 for the first nine months of 2016.

Business Outlook for 2017

Basis for 2017 Non-GAAP Estimates. The Company's 2017 non-GAAP estimates exclude non-recurring deal-related expenses for the TravisMathew and OGIO acquisitions, which are estimated to be approximately $12 million for full year 2017. The amount incurred in the first nine months of 2017 was $10 million, which was in line with the Company's expectations.

Basis for 2016 Pro Forma Results. In order to make the 2017 guidance more comparable to 2016, as discussed above, the Company has presented 2016 results on a pro forma basis by excluding from 2016 the prior $0.11 per share after-tax Topgolf gain. Furthermore, the Company excluded from full year 2016 the $1.63 per share non-recurring benefit from the reversal of most of the deferred tax valuation allowance and applied an actual 41.3% tax rate for 2016.

Given the Company's strong financial performance during the third quarter of 2017 and the closing of the TravisMathew acquisition, the Company is increasing its full year financial guidance as follows (in millions, except gross margin and EPS):

Full Year 2017	Revised 2017 GAAP Estimate	Revised 2017 Non-GAAP Estimate	August 3, 2017 Non-GAAP Estimate**	2016 Pro Forma Results
Net Sales	$1,030 - $1,040	$1,030 - $1,040	$980 - $995	$871
Gross Margin	45.6%	45.8%	45.8%	44.2%
Operating Expenses	$400	$390	381	$341
Earnings Per Share	$0.39 - $0.43	$0.47 - $0.51	$0.40 - $0.45	$0.24

** This guidance was provided pre-acquisition and it did not include any TravisMathew results. Upon acquiring TravisMathew, the Company announced that TravisMathew was expected to provide in 2017 an additional $15 million in sales and would be $0.01 dilutive.

The Company currently estimates full year 2017 net sales of $1,030 - $1,040 million, which includes approximately $15-$20 million of TravisMathew sales. This would result in net sales growth of 18% - 19% in 2017 compared to 2016. Incremental sales growth versus previous estimates is expected to be driven primarily by market share gains across all regions related to the Company's 2017 product line, the TravisMathew business and changes in foreign currency exchange rates. The Company currently estimates that changes in foreign currency rates will adversely affect projected 2017 net sales by approximately $10 million as compared to 2016 rates. The Company previously estimated that changes in foreign currency rates would adversely affect projected 2017 net sales by $12 million.

The Company currently estimates that its 2017 gross margin will be in-line with the prior estimate. The Company estimates that its 2017 non-GAAP operating expenses will be $9 million higher than previous guidance due primarily to the addition of the TravisMathew business and there also will be slightly higher variable expense related to the projected increased sales.

The Company increased its 2017 non-GAAP earnings per share guidance to $0.47 - $0.51 due to the projected increase in net sales. The Company's 2017 earnings per share estimate assumes a tax rate of approximately 34.5% and a base of 96.5 million shares.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, November 1, 2017. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, as well as non-recurring OGIO and TravisMathew deal-related expenses and the second quarter 2016 gain realized from the sale of a small portion of the Company's Topgolf investment.

Other Adjustments. The Company presents certain of its financial results (i) excluding tax benefits received from the reversal of a significant portion of its deferred tax valuation allowance, (ii) excluding gains from the sale of a small portion of its Topgolf investment, (iii) excluding the non-recurring OGIO and TravisMathew deal-related expenses and (iv) by applying an assumed estimated statutory tax rate of 38.5% to interim period results for 2016.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2017 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry or market conditions, and the assumed benefits to be derived from investments in the Company's core business or the OGIO and TravisMathew acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO and TravisMathew businesses or implementing the Company's growth strategy generally, any unfavorable changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathewbrands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.ogio.com, and www.travismathew.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$82,021	$125,975
Accounts receivable, net	152,420	127,863
Inventories	186,585	189,400
Other current assets	25,575	17,187
Total current assets	446,601	460,425

Property, plant and equipment, net	65,906	54,475
Intangible assets, net	280,442	114,324
Deferred taxes, net	83,149	114,707
Investment in golf-related venture	50,495	48,997
Other assets	9,390	8,354
Total assets	$935,983	$801,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$140,572	$132,521
Accrued employee compensation and benefits	34,830	32,568
Asset-based credit facilities	70,618	11,966
Accrued warranty expense	7,550	5,395
Income tax liability	3,552	4,404
Total current liabilities	257,122	186,854

Long-term liabilities	6,709	5,828
Total Callaway Golf Company shareholders' equity	663,005	598,906
Non-controlling interest in consolidated entity	9,147	9,694
Total liabilities and shareholders' equity	$935,983	$801,282

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2017	2016
Net sales	$243,604	$187,850
Cost of sales	138,702	108,975
Gross profit	104,902	78,875
Operating expenses:
Selling	65,754	55,869
General and administrative	23,957	19,851
Research and development	9,154	8,420
Total operating expenses	98,865	84,140
Income (loss) from operations	6,037	(5,265)
Other income (expense), net	(1,462)	820
Income (loss) before income taxes	4,575	(4,445)
Income tax provision	1,486	1,294
Net income (loss)	3,089	(5,739)
Less: Net income attributable to non-controlling interest	29	127
Net income (loss) attributable to Callaway Golf Company	$3,060	$(5,866)

Earnings (loss) per common share:
Basic	$0.03	$(0.06)
Diluted	$0.03	$(0.06)
Weighted-average common shares outstanding:
Basic	94,450	94,081
Diluted	96,879	94,081

	Nine Months Ended September 30,
	2017	2016
Net sales	$857,079	$707,497
Cost of sales	456,297	385,597
Gross profit	400,782	321,900
Operating expenses:
Selling	205,618	183,543
General and administrative	68,976	52,484
Research and development	26,899	24,942
Total operating expenses	301,493	260,969
Income from operations	99,289	60,931
Gain on sale of investment in golf-related venture	—	17,662
Other expense, net	(8,104)	(7,205)
Income before income taxes	91,185	71,388
Income tax provision	30,742	4,632
Net income	60,443	66,756
Less: Net income attributable to non-controlling interest	251	127
Net income attributable to Callaway Golf Company	$60,192	$66,629

Earnings per common share:
Basic	$0.64	$0.71
Diluted	$0.62	$0.70
Weighted-average common shares outstanding:
Basic	94,246	94,021
Diluted	96,343	95,687

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$60,443	$66,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,806	12,541
Inventory step-up from acquisitions	1,701	—
Deferred taxes, net	32,586	(370)
Share-based compensation	9,583	6,465
Loss (gain) on disposal of long-lived assets and deferred gain amortization	1,035	(117)
Gain on sale of investment in golf-related venture	—	(17,662)
Unrealized loss on foreign currency forward contracts	1,373	2,880
Changes in assets and liabilities	(8,742)	15,128
Net cash provided by operating activities	110,785	85,621

Cash flows from investing activities:
Acquisition, net of cash acquired	(181,824)	—
Capital expenditures	(16,846)	(12,163)
Proceeds from sale of property, plant and equipment	560	20
Proceeds from sale of investment in golf-related ventures	—	23,429
Proceeds from note receivable	—	3,104
Investments in golf-related venture	(1,499)	(1,560)
Net cash (used in) provided by investing activities	(199,609)	12,830

Cash flows from financing activities:
Proceeds from (repayments of) asset-based credit facilities, net	58,652	(14,969)
Acquisition of treasury stock	(16,479)	(5,133)
Dividends paid	(2,827)	(2,822)
Exercise of stock options	4,205	2,625
Distribution to non-controlling interest	(974)	—
Net cash provided by (used in) financing activities	42,577	(20,299)
Effect of exchange rate changes on cash and cash equivalents	2,293	(3,325)
Net (decrease) increase in cash and cash equivalents	(43,954)	74,827
Cash and cash equivalents at beginning of period	125,975	49,801
Cash and cash equivalents at end of period	$82,021	$124,628

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2016(2)	Nine Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2016(2)
	2017	2016(1)	Dollars	Percent	Percent	2017	2016(1)	Dollars	Percent	Percent
Net sales:
Woods	$65,846	$39,332	$26,514	67.4%	70.8%	$262,697	$183,162	$79,535	43.4%	45.1%
Irons	60,830	64,305	(3,475)	-5.4%	-4.8%	202,126	224,363	(22,237)	-9.9%	-9.0%
Putters	19,437	17,591	1,846	10.5%	12.0%	71,172	73,215	(2,043)	-2.8%	-1.8%
Golf balls	39,071	32,640	6,431	19.7%	19.6%	136,062	121,052	15,010	12.4%	13.0%
Gear/Accessories/Other	58,420	33,982	24,438	71.9%	76.5%	185,022	105,705	79,317	75.0%	77.5%
	$243,604	$187,850	$55,754	29.7%	31.5%	$857,079	$707,497	$149,582	21.1%	22.4%
(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Three Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2016(1)	Nine Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2016(1)
	2017	2016	Dollars	Percent	Percent	2017	2016	Dollars	Percent	Percent
Net Sales
United States	$123,817	$92,943	$30,874	33.2%	33.2%	$472,052	$380,173	$91,879	24.2%	24.2%
Europe	32,470	26,347	6,123	23.2%	20.5%	118,566	101,171	17,395	17.2%	22.4%
Japan	53,062	41,358	11,704	28.3%	38.8%	147,431	121,187	26,244	21.7%	25.9%
Rest of Asia	20,384	15,897	4,487	28.2%	29.1%	62,963	51,843	11,120	21.4%	19.8%
Other foreign countries	13,871	11,305	2,566	22.7%	20.0%	56,067	53,123	2,944	5.5%	4.9%
	$243,604	$187,850	$55,754	29.7%	31.5%	$857,079	$707,497	$149,582	21.1%	22.4%

(1) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Operating Segment Information					Operating Segment Information
	Three Months Ended September 30,		Growth			Nine Months Ended September 30,		Growth
	2017	2016(1)	Dollars	Percent		2017	2016(1)	Dollars	Percent
Net Sales
Golf Club	$146,113	$121,228	$24,885	20.5%		$535,995	$480,740	$55,255	11.5%
Golf Ball	39,071	32,640	6,431	19.7%		136,062	121,052	15,010	12.4%
Gear/Accessories/Other	58,420	33,982	24,438	71.9%		185,022	105,705	79,317	75.0%
	$243,604	$187,850	$55,754	29.7%		$857,079	$707,497	$149,582	21.1%

Income (loss) before income taxes:
Golf clubs	$10,420	$2,224	$8,196	368.5%		$83,818	$55,638	$28,180	50.6%
Golf balls	5,040	3,845	1,195	31.1%		27,500	21,985	5,515	25.1%
Gear/Accessories/Other	6,420	595	5,825	979.0%		27,916	16,753	11,163	66.6%
Reconciling items(2)	(17,305)	(11,109)	(6,196)	-55.8%		(48,049)	(22,988)	(25,061)	-109.0%
	$4,575	$(4,445)	$9,020	202.9%		$91,185	$71,388	$19,797	27.7%

(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three months ended September 30, 2017			Three months ended September 30, 2016
	As Reported	Acquisition Costs(1)	Non-GAAP	As Reported	Non-Cash Tax Adjustment(2)	Non-GAAP
Net sales	$243,604	$—	$243,604	$187,850	$—	$187,850
Gross profit	104,902	(798)	105,700	78,875	—	78,875
% of sales	43.1%	—	43.4%	42.0%	—	42.0%
Operating expenses	98,865	2,579	96,286	84,140	—	84,140
Income (loss) from operations	6,037	(3,377)	9,414	(5,265)	—	(5,265)
Other income (expense), net	(1,462)	—	(1,462)	820	—	820
Income (loss) before income taxes	4,575	(3,377)	7,952	(4,445)	—	(4,445)
Income tax provision (benefit)	1,486	(1,134)	2,620	1,294	3,005	(1,711)
Net income (loss)	3,089	(2,243)	5,332	(5,739)	(3,005)	(2,734)
Less: Net income attributable to non-controlling interest	29	—	29	127	—	127
Net income (loss) attributable to Callaway Golf Company	$3,060	$(2,243)	$5,303	$(5,866)	$(3,005)	$(2,861)

Diluted earnings (loss) per share:	$0.03	$(0.02)	$0.05	$(0.06)	$(0.03)	$(0.03)
Weighted-average shares outstanding:	96,879	96,879	96,879	94,081	94,081	94,081

(1)	Represents non-recurring costs associated with the acquisitions of Ogio International, Inc in January 2017, and TravisMathew in August 2017.
(2)

The Company had a valuation allowance on its U.S. deferred tax assets in the third quarter of 2016, which resulted in no federal U.S. tax expense for the quarter. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance and recognized income taxes on its U.S. operations that were retroactive for all of 2016. For comparability to the third quarter of 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate pro-forma results for the third quarter of 2016.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	As Reported	Acquisition Costs(1)	Non-GAAP	As Reported	Non-Cash Tax Adjustment(2)	Topgolf Gain(3)	Non-GAAP
Net sales	$857,079	$—	$857,079	$707,497	$—	$—	$707,497
Gross profit	400,782	(798)	401,580	321,900	—	—	321,900
% of sales	46.8%	—	46.9%	45.5%	—	—	45.5%
Operating expenses	301,493	8,789	292,704	260,969	—	—	260,969
Income (loss) from operations	99,289	(9,587)	108,876	60,931	—	—	60,931
Other income (expense), net	(8,104)	—	(8,104)	10,457	—	17,662	(7,205)
Income (loss) before income taxes	91,185	(9,587)	100,772	71,388	—	17,662	53,726
Income tax provision (benefit)	30,742	(3,232)	33,974	4,632	(23,241)	7,188	20,685
Net income (loss)	60,443	(6,355)	66,798	66,756	23,241	10,474	33,041
Less: Net income attributable to non-controlling interest	251	—	251	127	—	—	127
Net income (loss) attributable to Callaway Golf Company	$60,192	$(6,355)	$66,547	$66,629	$23,241	$10,474	$32,914

Diluted earnings (loss) per share:	$0.62	$(0.07)	$0.69	$0.70	$0.25	$0.11	$0.34
Weighted-average shares outstanding:	96,343	96,343	96,343	95,687	95,687	95,687	95,687

(1)	Represents non-recurring costs associated with the acquisitions of Ogio International, Inc in January 2017, and TravisMathew in August 2017.
(2)

The Company had a valuation allowance on its U.S. deferred tax assets in the first nine months of 2016, which resulted in federal U.S. tax expense for the nine months ended September 30, 2016. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance and recognized income taxes on its U.S. operations that were retroactive for all of 2016. For comparability to 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate pro-forma results for the nine months ended September 30, 2016.

(3)

Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain. The application of income taxes on this gain is for presentation purposes only. At the time the gain was recognized in the first nine months of 2016, the Company did not recognize income taxes on its U.S. operations due to the valuation allowance on its U.S. deferred tax assets. As mentioned above, a significant portion of this valuation allowance was reversed in the fourth quarter of 2016, and the Company recognized income taxes on its U.S. operations that were retroactive for all of 2016.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	2017 Trailing Twelve Month Adjusted EBITDA					2016 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2016	2017	2017	2017	Total	2015	2016	2016	2016	Total
Net income (loss)	$123,271	$25,689	$31,443	$3,060	$183,463	$(30,452)	$38,390	$34,105	$(5,866)	$36,177
Interest expense, net	348	715	550	642	2,255	868	621	347	431	2,267
Income tax provision (benefit)	(137,193)	13,206	16,050	1,486	(106,451)	493	1,401	1,937	1,294	5,125
Depreciation and amortization expense	4,045	4,319	4,178	4,309	16,851	4,029	4,157	4,180	4,204	16,570
EBITDA	$(9,529)	$43,929	$52,221	$9,497	$96,118	$(25,062)	$44,569	$40,569	$63	$60,139
Gain on sale of Topgolf investments	—	—	—	—	—	—	—	(17,662)	—	(17,662)
Ogio & TravisMathew acquisition costs	—	3,956	2,254	3,377	9,587	—	—	—	—	—
Adjusted EBITDA	$(9,529)	$47,885	$54,475	$12,874	$105,705	$(25,062)	$44,569	$22,907	$63	$42,477

CALLAWAY GOLF COMPANY
Reconciliation of Non-GAAP 2016 Results
(Unaudited)
(In thousands)

	Year Ended December 31, 2016
	As Reported	Release of Tax VA(1)	Topgolf Gain(2)	Pro-Forma(3)
Net sales	$871,192	$—	$—	$871,192
Gross profit	385,011	—	—	385,011
% of sales	44.2%	—	—	44.2%
Operating expenses	340,843	—	—	340,843
Income from operations	44,168	—	—	44,168
Other income (expense), net	14,225		17,662	(3,437)
Income before income taxes	58,393	—	17,662	40,731
Income tax provision (benefit)	(132,561)	(156,588)	7,188	16,839
Net income	190,954	156,588	10,474	23,892
Less: Net income attributable to non-controlling interest	1,054	—	—	1,054
Net income attributable to Callaway Golf Company	$189,900	$156,588	$10,474	$22,838

Diluted earnings per share:	$1.98	$1.63	$0.11	$0.24
Weighted-average shares outstanding:	95,845	95,845	95,845	95,845

(1)	Non-cash tax benefit due to the reversal of a significant portion of the Company's deferred tax valuation allowance.
(2)

Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain due to the reversal of the Company's deferred tax valuation allowance in Q4 of 2016.

(3)

In order to make the 2017 guidance more comparable to 2016 with regard to the underlying performance of the Company's business, the Company has recast its 2016 results on a pro-forma basis. The 2016 Non-GAAP Results exclude (i) the $156.6 million ($1.63 per share) benefit from the reversal of the deferred tax valuation allowance, and (ii) the $10.5 million ($0.11 per share) after-tax Topgolf gain, and applies an actual 41.3% tax rate for 2016.

CALLAWAY GOLF COMPANY
Consolidated Net Sales by Product Category Reclassified For New Segment Presentation
(Unaudited)
(In thousands)

Effective January 1, 2017, the Company changed its operating segments and established a new operating segment, Gear, Accessories and Other. As a result of this change, the Golf Clubs operating segment is now comprised of the woods, irons and putters product categories, and the Golf Ball operating segment is comprised of golf balls. The accessories and other product category, which was previously reported within the Golf Clubs operating segment, is now included in the new Gear, Accessories and Other operating segment. Accordingly, as a result of this change, net sales by product category for 2016 and all interim periods therein were reclassified to conform with the new operating segment presentation as follows: (i) sales of pre-owned clubs, which were previously in accessories and other, are now reported by product type within woods, irons and putters; (ii) sales of packaged sets, which were previously reported in accessories and other, are now reported within irons; and (iii) sales of golf apparel and footwear, golf bags, golf gloves, travel gear, headwear and other golf-related accessories, retail apparel sales from the Company's joint venture in Japan, in addition to royalties from licensing of the Company's trademarks and service marks for various soft goods, which were previously reported in accessories and other, are now reported in the Gear, Accessories and Other operating segment.

The table below represents the Company's 2016 consolidated net sales by product category as previously reported.

	Three Months Ended								Year Ended
	March 31, 2016		June 30, 2016		September 30, 2016		December 31, 2016		December 31, 2016
Net sales:
Woods	$86,070	31.4%	$50,478	20.6%	$35,733	19.0%	$29,532	18.0%	$201,813	23.2%
Irons	59,232	21.6%	63,416	25.8%	50,272	26.8%	39,027	23.8%	211,947	24.3%
Putters	29,750	10.9%	25,013	10.2%	17,290	9.2%	13,989	8.5%	86,042	9.9%
Golf balls	41,416	15.1%	46,996	19.1%	32,640	17.4%	31,205	19.1%	152,257	17.5%
Gear, accessories and other	57,585	21.0%	59,691	24.3%	51,915	27.6%	49,942	30.5%	219,133	25.2%
	$274,053	100.0%	$245,594	100.0%	$187,850	100.0%	$163,695	100.0%	$871,192	100.0%

The table below represents the Company's 2016 consolidated net sales by product category reclassified to conform with the new segment presentation in the comparable periods of 2017.

	Reclassified
	Three Months Ended								Year Ended
	March 31, 2016		June 30, 2016		September 30, 2016		December 31, 2016		December 31, 2016
Net sales:
Woods	$89,248	32.6%	$54,582	22.2%	$39,332	20.9%	$33,024	20.2%	$216,186	24.8%
Irons	75,600	27.6%	84,458	34.4%	64,305	34.2%	54,105	33.1%	278,468	32.0%
Putters	30,213	11.0%	25,411	10.3%	17,591	9.4%	14,513	8.9%	87,728	10.1%
Golf balls	41,416	15.1%	46,996	19.1%	32,640	17.4%	31,205	19.1%	152,257	17.5%
Gear, accessories and other	37,576	13.7%	34,147	13.9%	33,982	18.1%	30,848	18.8%	136,553	15.7%
	$274,053	100.0%	$245,594	100.0%	$187,850	100.0%	$163,695	100.0%	$871,192	100.0%